EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Annual Report on Form 1-K of our report dated March 23, 2026 with respect to the consolidated balance sheets of Med-X Inc. (the “Company”) as of December 31, 2025 and 2024 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2025 and 2024 and the related notes to the consolidated financial statements, which report appears in this Annual Report. Our report includes an explanatory paragraph regarding the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ Cherry Bekaert LLP Tampa, Florida April 24, 2026